                                                             Exhibit (a)(1)(vii)

This announcement is not an offer to purchase or a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated June 22, 2006 and the related Letter of Transmittal and any amendments or supplements thereto and is being made to all holders of
Shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the
Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where the applicable laws require that the
Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                               BAIRNCO CORPORATION

                                       AT

                              $12.00 NET PER SHARE

                                       BY

                              BZ ACQUISITION CORP.

                          A WHOLLY OWNED SUBSIDIARY OF

                             STEEL PARTNERS II, L.P.

         BZ Acquisition Corp. (the "Purchaser"), a Delaware corporation and a wholly owned subsidiary of Steel Partners II, L.P., a Delaware limited partnership ("Parent"), is offering to purchase all outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Bairnco Corporation, a
Delaware corporation (the "Company"), at $12.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to
Purchase dated June 22, 2006 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments and supplements thereto, collectively constitute the "Offer").

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON
THURSDAY, JULY 20, 2006, UNLESS THE OFFER IS EXTENDED.

         The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The Purchaser currently intends, as soon as practicable after consummation of the Offer, to seek maximum representation on the Company's Board of Directors and to seek to have the Company consummate a merger or other similar business combination with the Purchaser (or one of its subsidiaries). Pursuant to such merger or business combination, outstanding
Shares not owned by Parent or its subsidiaries (including the Purchaser) would be converted into the right to receive cash in an amount equal to the price per
Share provided pursuant to the Offer.

         The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn before the expiration of the Offer a number of Shares, which, together with the Shares then owned by Parent and its subsidiaries (including the Purchaser), represents at least a majority of the total number of Shares outstanding on a fully diluted basis, (ii) expiration or termination of the applicable waiting period under the Hart-Scott-Rodino
Antitrust Improvements Act of 1976 and (iii) Parent being satisfied that Section
203 of the Delaware General Corporation Law is inapplicable to the Offer and the potential merger thereafter. The Offer is not conditioned upon Parent or the
Purchaser obtaining financing.

         Subject to any applicable rules and regulations of the Securities and
Exchange Commission, the Purchaser expressly reserves the right (but will not be obligated), in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason by giving oral or written notice of the extension to the Depositary and by making a public announcement of the extension. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw Shares.

         After the expiration of the Offer, if all of the conditions to the
Offer have been satisfied or waived, but not 100% of the Shares have been tendered, the Purchaser may, subject to certain conditions, include a subsequent offering period of between three and 20 business days to permit additional tenders of Shares. No withdrawal rights apply to Shares tendered in a subsequent offering period, and no withdrawal rights apply during a subsequent offering period with respect to Shares previously tendered in the Offer and accepted for payment. The Purchaser does not currently intend to include a subsequent offering period, although the Purchaser reserves the right to do so.

         For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment tendered Shares when, as and if the Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares.
Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to
Purchase)), (ii) a properly completed and duly executed Letter of Transmittal
(or facsimile thereof) and (iii) any other required documents.

         Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offer. Thereafter, such tenders are irrevocable, except that they may be withdrawn after August 21, 2006 unless such
Shares have been accepted for payment as provided in the Offer to Purchase. To withdraw tendered Shares, a written, telegraphic, telex or facsimile transmission notice of withdrawal with respect to such Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution (as defined in the Offer to Purchase)) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

         The information required to be disclosed by paragraph (d)(1) of Rule
14d-6 of the General Rules and Regulations under the Securities Exchange Act of
1934 is contained in the Offer to Purchase and the related Letter of Transmittal and is incorporated herein by reference.

         A request has been made to the Company for the use of its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of
Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

         THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN
IMPORTANT INFORMATION. STOCKHOLDERS SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY
BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

         Any questions or requests for assistance may be directed to the
Information Agent at the telephone numbers and address set forth below. Requests for copies of the Offer to Purchase and the related Letter of

                                       2

Transmittal and other tender offer materials may be directed to the Information
Agent as set forth below, and copies will be furnished promptly at the
Purchaser's expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer.
To confirm delivery of Shares, stockholders are directed to contact the
Depositary.

                     THE INFORMATION AGENT FOR THE OFFER IS:

                         [MACKENZIE PARTNERS, INC. LOGO]

                               105 Madison Avenue
                            New York, New York 10016
                           Call Collect (212) 929-5500

                                       or

                          CALL TOLL-FREE (800) 322-2885
                    Email: tenderoffer@mackenziepartners.com

June 22, 2006

                                       3